Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares of Agriculture & Natural Solutions Acquisition Corporation, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 14, 2025.

Dated: February 14, 2025

WESTCHESTER CAPITAL MANAGEMENT, LLC

	By:	/s/ CaSaundra Wu
Name: CaSaundra Wu
Title: Chief Compliance Officer

VIRTUS INVESTMENT ADVISERS, LLC

	By:	/s/ Chetram Persaud
Name: Chetram Persaud
Title: Chief Compliance Officer

THE MERGER FUND

	By:	/s/ Daphne Chisolm
Name: Daphne Chisolm
Title: Vice President, Counsel and Assistant Secretary